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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EASTERN VIRGINIA BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

March 15, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Eastern Virginia Bankshares, Inc. to be held on Thursday, April 15, 2010 at 4:00 p.m. at the Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia.

At the Annual Meeting, you will be asked to elect fourteen (14) directors for terms of one year each and to approve an advisory (non-binding) proposal to approve the compensation of executive officers. Enclosed with this letter is a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will accept our invitation to join us for a reception and opportunity to meet your management team immediately following the Annual Meeting.

Sincerely,

/s/ Joe A. Shearin

Joe A. Shearin
President and Chief Executive Officer

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders (the “Annual Meeting”) of Eastern Virginia Bankshares, Inc. (the “Company”) will be held on Thursday, April 15, 2010, at 4:00 p.m. at the Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, for the following purposes:

1.	To elect fourteen (14) directors to serve for terms of one year each expiring at the 2011 annual meeting of shareholders;

2.	To approve an advisory (non-binding) proposal to approve the compensation of executive officers;

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only holders of shares of Common Stock of record at the close of business on March 5, 2010, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

/s/ Patricia Gallagher

Patricia Gallagher
Corporate Secretary

March 15, 2010

IMPORTANT NOTICE:

Please complete, sign, date, and return the enclosed proxy in the accompanying postage paid envelope whether or not you plan to attend the Annual Meeting. Shareholders attending the meeting may withdraw their proxy and vote their shares on all matters that are considered.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 15, 2010

The proxy statement and the Company’s 2009 annual report on Form 10-K are available at www.bankevb.com/2010proxy.

EASTERN VIRGINIA BANKSHARES, INC.

P. O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

April 15, 2010

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Eastern Virginia Bankshares, Inc. (the “Company”, “we”, “us” or “our”) to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 15, 2010, at 4:00 p.m. at the Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia and any duly reconvened meeting after adjournment thereof.

GENERAL INFORMATION

Revocation and Voting of Proxies

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 15, 2010 to all shareholders entitled to vote at the Annual Meeting.

Voting Rights of Shareholders

On March 5, 2010, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 5,945,593 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Only shareholders of record at the close of business on March 5, 2010 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters put to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter. A broker is prohibited from voting on the election of directors without instructions from the beneficial owner; therefore, there may be broker nonvotes on Proposal One. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions with respect to the approval of executive officer compensation; therefore, no broker nonvotes are expected or exist in connection with Proposal Two.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Solicitation of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mails, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Fourteen directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Nominating Committee of the Board of Directors for election at the Annual Meeting. Joe A. Shearin, President and Chief Executive Officer of the Company, is a nominee as provided in his employment agreement with us.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. Broker nonvotes and abstentions will have no effect on this proposal. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the fourteen nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age, the year each individual was first elected to the Board of Directors, business experience in the past five years and qualifications and attributes that lead the Board to conclude that the nominee should serve as a director. The Company is the holding company for EVB, our subsidiary bank. Any references in this proxy to EVB are to our subsidiary bank.

Nominees for Election Whose Terms Expire in 2011

Name, Age and Title	Director of the Company Since	Qualifications and Previous Five-Years Business Experience

W. Rand Cook (56)	1997	Chairman of the Board, Eastern Virginia Bankshares, Inc. Partner in the law firm of McCaul, Martin, Evans and Cook, P.C. Mr. Cook holds both MBA and JD degrees. He has experience in governance, strategic planning and financial planning and his practice has a focus on debtor/creditor rights matters. He is active in working with the Virginia General Assembly.

F. L. Garrett III (70)	1997	Vice Chairman of the Board, Eastern Virginia Bankshares, Inc. and former Chairman of the Board of the bank where he has served as a director since 1982. He owns Harbor Storage, a boat storage company and is a realtor. As a successful realtor he has a strong sense of changing economic and market conditions.

W. Gerald Cox (59)	2010	Realtor and former owner of a realty firm in King William Co, VA and a member of our bank board since 1988. Mr. Cox is one of three realtors on our board, each serving different geographical areas of our footprint and bringing a knowledge of the local communities which they serve. He has experience in planning, organizing and providing leadership with a realty firm that he owned.

Michael E. Fiore (66)	2010	President and co-owner of Resource International, LTD, an engineering firm since 1979 and member of our bank board since 2000. Has relevant experience in managing corporate budgets, negotiating contracts, managing marketing and sales plans, management of a large staff and negotiations with county and city government officials.

Ira C. Harris Ph.D./CPA (49)	2004	Dr. Harris is a member of the faculty of the McIntire School of Commerce at the University of Virginia. He holds a Ph.D in strategic management. He is a CPA with seven years of large firm experience and is a business owner with management responsibilities.

F. Warren Haynie (71)	1997	Sole practicing attorney with several years experience as counsel for a community bank. Mr. Haynie has been a member of our bank board since 1987, serving on diverse committees. Mr. Haynie bring intimate knowledge of bank management through over 20 years of director service.

Eric A. Johnson (55)	2010	Real estate broker with Mason Realty since 1976 and member of our bank board since 1988. Mr. Johnson brings entrepreneurial spirit to our Board as an owner of businesses in multiple fields.

W. Leslie Kilduff, Jr (59)	2010	Partner in the law firm of Burke & Kilduff and a member of our bank board since 2004. Mr. Kilduff brings relevant experience in the areas of finance, business and liability issues.

William L. Lewis (59)	1997	Principal in the law firm of William L. Lewis, PC and member of our bank board since 1989. Mr. Lewis brings relevant experience and skills as a financial advisor to his clients and as a member of diverse committees of our board.

Charles R. Revere (71)	2002	President and CEO of Revere Gas and Appliance, a multi branch privately owned business with offices in 17 counties that mirror our market. Mr. Revere also serves as Chairman of the Board of Riverside Tappahannock Hospital. Mr. Revere brings to our Board relevant experience in all phases of managing a large and growing business. Mr. Revere has served on our bank board since 1988.

Joe A. Shearin (53)	2003	President and Chief Executive Officer of Eastern Virginia Bankshares since 2002. Mr. Shearin brings to the board 31 years of bank management experience including commercial, retail, marketing, sales, strategic planning, credit administration, risk management and asset/liability management. In addition, he has experience in managing troubled banks out of regulatory problems.

Howard R. Straughan, Jr. (80)	2001	Retired banker and member of our bank board since 1994. Mr. Straughan brings the board broad experience with particular knowledge in compensation management, audit and investments.

Leslie E. Taylor, CPA (61)	2000	Owner and President of Leslie E. Taylor, CPA PC and a member of our bank board since 1989. Mr. Taylor brings to the board experience in auditing, reviewing and analyzing financial statements and a clear understanding of the critical importance of maintaining internal controls. He also qualifies as a financial expert, a level of skill that is required for at least one member of the Audit Committee of the board.

Jay T. Thompson, III (53)	2000	Drug store owner and pharmacist and member of our bank board since 2000. Mr. Thompson owns and manages a variety of properties and brings the board his financial and business acumen and in-depth loan committee experience.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION LISTED ABOVE.

PROPOSAL TWO

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) into law. The ARRA includes a provision, commonly referred to as “Say-on-Pay,” that requires any recipient of funds in the Troubled Assets Relief Program (the “TARP”) to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

In order to comply with ARRA as a recipient of TARP funds, the Board of Directors of the Company is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL TWO– NON-BINDING VOTE ON EXECUTIVE COMPENSATION

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Board of Directors and its Committees

There were eight meetings of the Board of Directors in 2009. Each director attended 75% or greater of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2009.

The Board of Directors has, among others, a standing Executive Committee, Audit/Risk Management Committee, and Nominating and Corporate Governance Committee. Since all employees are employees of the bank, and not the Company, the Compensation Committee is at the bank level.

Executive Committee. The Executive Committee acts for the Board of Directors when the Board is not in session, and consists of W. Rand Cook, F. L. Garrett, III and Howard R. Straughan, Jr. The Executive Committee met once during the year ended December 31, 2009.

Leadership Structure of Board

The Board believes that the Company and its shareholders are best served by having an independent Board Chairman whose duties are separate from those of the CEO. In accordance with our bylaws our Board of Directors elects our Chief Executive Officer and our Board Chairman. The Chairman is selected from the independent directors.

Audit/Risk Management Committee. The Audit/Risk Management Committee acts for the Board to recommend the selection of an independent registered public accounting firm and the internal auditors, to approve the scope of the independent and internal auditors’ audits, to review the reports of examination by both independent and internal auditors and regulatory agencies, and to issue periodic reports to the Board of Directors. The Audit Committee consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market (“NASDAQ”) and the Securities and Exchange Commission (the “SEC”). The Audit Committee is composed of Chairman Leslie E. Taylor, CPA, Ira C. Harris, Ph.D./CPA, F. Warren Haynie, Jr., Charles R. Revere, and Howard R. Straughan, Jr. The Board of Directors has determined that Audit Committee Chairman Leslie E. Taylor, CPA fulfills the applicable standard as an independent audit committee financial expert. The Audit Committee operates under a Charter adopted by the Board that is available on the Company’s web page at www.evb.org. The Audit Committee met 11 times during 2009. For additional information, see “Audit Committee Report” below.

Under our Corporate Governance Guidelines, the Board is charged with providing oversight of our risk management processes. The Audit Committee is primarily responsible for overseeing our risk management function on behalf of the Board. In carrying out its responsibilities, the Audit Committee works closely with our Chief Risk Officer and other members of our enterprise risk team. The Audit Committee meets at least quarterly with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management, including management’s assessment of risk exposures (including risks related to liquidity, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposure. At least annually, the Chief Risk Officer makes a presentation on enterprise risk management to the full Board.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers the risks that may be implicated by our executive compensation programs and meets with the Chief Risk Officer at least semi-annually to receive an assessment of risk. Similarly, the Loan Committee evaluates credit risk and credit policy.

Compensation Committee. The Compensation Committee of EVB serves as The Company’s compensation committee and consists of Howard R. Straughan, Jr., F. L. Garrett, III, Ira C. Harris, Ph.D./CPA, Eric Johnson and Leslie E. Taylor, all of whom meet the independence requirements of NASDAQ. This committee, chaired by Howard R. Straughan, Jr., recommends the compensation to be paid to the executive officers of the Bank and administers all incentive and stock plans to the benefit of such officers and directors eligible to participate in such plans. The Committee met five times in 2009. The Compensation Committee operates under a Charter adopted by the bank board on November 17, 2007. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org. For additional information, see “Executive Compensation” below.

Nominating/Corporate Governance Committee. The Nominating and Corporate Governance Committee (“the Committee”) consists of four independent directors - William L. Lewis, F. L. Garrett, III, Howard R. Straughan, Jr. and Jay T. Thompson, all of whom meet the independence requirements of NASDAQ. The Committee, chaired by William L. Lewis, operates under a Charter adopted by the Board. The Committee Charter is available to any shareholder upon request to the Corporate Secretary at Eastern Virginia Bankshares, Inc. at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560 and is available on the Company’s web page at www.evb.org.

The Nominating and Corporate Governance Committee is appointed by the Chairman of the Board to assist the Board in identifying qualified individuals to become directors, recommend to the Board qualified director nominees for election at the annual meeting of Shareholders, recommend a set of Corporate Governance Guidelines, to ensure an appropriate structure and process for management succession, and oversee annual self-evaluations by the Board. The committee considers, at a minimum, the following qualifications in recommending to the board potential new directors, or the continued service of existing directors:

1.	personal characteristics, such as highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment;

2.	broad policy-making level training and experience in business, government, academia, non-profit or science to understand business problems and evaluate and formulate solutions;

3.	whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill complementary to the background and experience of other directors and relevant to our current or future business will add specific value as a Board Member;

4.	willingness to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective and constructive participant at meetings of the board and its committees;

5.	commitment to serve on the board over a period of several years to develop knowledge about the company’s principal operations;

6.	willingness to represent the best interests of all shareholders and objectively appraise management performance;

7.	whether the director/potential director assists in achieving the mix of Board members that represents a diversity of background, specialized experience and viewpoint, perspective and experience;

8.	whether the director/potential director meets the independence requirements of the listing standards of the NASDAQ stock market; and

9.	whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, each of whom is one of the nominees for re-election named in this Proxy Statement, see “Proposals to be voted on: Proposal 1 – Election of Directors – Nominees for Election Whose Terms Expire in 2011” on page 2 of this Proxy Statement.

The Committee will consider shareholder recommendations for candidates to serve on the board of directors. Shareholders entitled to vote for the election of directors may submit candidates for consideration by the committee by providing timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2011 annual meeting, the notice must be received within the time frame set forth in “Shareholder Proposals for 2011 Annual Meeting of Shareholders” below. To be in proper form, the notice must include the nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 2.5, of the Company’s bylaws, a copy of which may be provided, without charge, to any shareholder upon written request to the Corporate Secretary whose address is Eastern Virginia Bankshares, Inc., P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. A candidate who fails to meet all state and federal banking regulatory requirements cannot be nominated.

As provided in its Charter, the Nominating and Corporate Governance Committee must submit a report and make recommendations to the Board. The Nominating Committee met two times in 2009.

Independence of the Directors

The Board of Directors has determined that the following 13 individuals of its 14 members are independent as defined by the listing standards of the Nasdaq Stock Market: W. Rand Cook, F. L. Garrett, III, W. Gerald Cox, Michael E. Fiore, Ira C. Harris, Ph.D./CPA, F. Warren Haynie, Jr., Eric A. Johnson, W. Leslie Kilduff, William L. Lewis, Charles R. Revere, Howard R. Straughan, Jr., Leslie E. Taylor, CPA, and Jay T. Thompson, III. In reaching this conclusion, the Board considered that we and our subsidiary bank provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the Nasdaq listing standards, our Corporate Governance Guidelines establish categorical standards under which the Board views the following as impairing a director’s independence:

1.	a director who is, or at any time during the past three years was, our employee, or whose immediate family member is, or at any time during the past three years was, an executive officer;

2.	a director who received, or whose immediate family member received, during the past three years, more than $120,000 per year in direct compensation from us, other than director and committee fees, compensation paid to a family member who is an employee, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

3.	a director who is, or whose immediate family member is, a current partner of our external auditor, or was a partner or employee of our external auditor who worked on our audit at any time during the past three years;

4.	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our executives serve, or at any time during the past three years have served, on that company’s compensation committee; and

5.	a director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, a company, that makes payments to, or receives payments from, us for property or services in an amount which, during the current or any of the past three fiscal years, exceeds the greater of $200,000 or 5% of the recipient’s gross revenues, other than payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs.

None of our non-employee directors, their immediate family members, or employers, are engaged in such relationships with us. The transactions listed below are in addition to the discussion under the heading “Certain Relationships and Related Transactions” which is included later in this Proxy Statement. The Board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent under the above standard:

1.	we obtain some degree of legal services from William L. Lewis, P. C., Attorney at Law, of which Mr. Lewis is the managing partner;

2.	we obtain some degree of legal services from McCaul, Martin, Evans & Cook, P. C., of which Mr. Cook is a partner;

3.	we lease a Mechanicsville office from Thompson Realty, LLC of which an immediate family member of Mr. Thompson is the principal;

4.	we lease the land on which our Hartfield branch office is located from an immediate family member of Mr. Revere;

5.	we purchase bottled gas from Revere Gas, of which Mr. Revere is the President.

6.	we obtain engineering services from Resource International, Ltd., of which Mr. Fiore is the President.

7.	we obtain some real estate services from Mason Realty, of which Mr. Johnson is a broker.

Executive Sessions

Non-employee directors meet periodically outside of regularly scheduled Board meetings. W. Rand Cook serves as chairman for executive sessions. The Executive Committee meets only on an as needed basis and met once in 2009.

Code of Ethics

The Board of Directors has approved a Code of Ethics for all directors, officers and staff of the Company and its subsidiaries. The Code of Ethics is designed to promote honest and ethical conduct, proper disclosure of financial information in the Company’s periodic reports, and compliance with applicable laws, rules, and regulations by the Company’s senior officers who have financial responsibilities. The Code of Ethics is available on the Company’s web page at www.evb.org.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. In 2009, 90% of the Company’s directors attended the annual meeting.

Communications with Directors

Any director may be contacted by writing to him c/o Eastern Virginia Bankshares, Inc., P.O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

Compensation paid to our directors in 2009 and 2008 is disclosed in the table below. All directors participate in the company’s dividend reinvestment plan by contributing a portion of their cash fees.

Director Compensation - Fiscal Years 2009 and 2008

	2009			2008
Name	Fees Earned or Paid in Cash	Stock Awards	Total	Fees Earned or Paid in Cash	Stock Awards	Total
	(1) (2) (3)	(5)		(1) (2) (3)	(5)
W. Rand Cook	$24,800	$4,155	$28,955	$19,800	$8,000	$27,800
F. L. Garrett, III	17,300	4,155	21,455	15,100	8,000	23,100
W. Gerald Cox (4)	13,000	4,155	17,155	11,200	8,000	19,200
Michael E Fiore, Jr (4)	14,200	4,155	18,355	11,800	8,000	19,800
Ira C. Harris, Ph.D./CPA	17,000	4,155	21,155	14,800	8,000	22,800
F. Warren Haynie	16,200	4,155	20,355	15,900	8,000	23,900
Eric A Johnson (4)	13,600	4,155	17,755	11,900	8,000	19,900
W. Leslie Kilduff, Jr. (4)	13,000	4,155	17,155	10,400	8,000	18,400
William L. Lewis	13,400	4,155	17,555	11,100	8,000	19,100
Charles R. Revere	15,500	4,155	19,655	14,200	8,000	22,200
Howard R. Straughan, Jr.	17,200	4,155	21,355	15,700	8,000	23,700
Leslie E. Taylor, CPA	17,900	4,155	22,055	15,900	8,000	23,900
Jay T. Thompson, III	12,500	4,155	16,655	10,200	8,000	18,200

(1)	Mr. Shearin receives no additional compensation as a member of our board or the bank board. His compensation as an executive is included under the caption “Summary Compensation Table”.
(2)	As compensation for service to our Company, each member of the Board of Directors receives $300 for each board meeting attended and $300 for each committee meeting attended. In addition to the meeting fees, Audit/Risk Management Committee members receive a monthly retainer fee of $200 and the Chairman of that Committee receives a monthly retainer fee of $300. Board members who are also officers do not receive any compensation for attending board and committee meetings. Directors do not receive additional compensation for executive sessions held as part of each board meeting. Total director fees paid by the company in 2009 were $52,400.
(3)	Each member of our board also is a member of the EVB board. Each member receives $500 for each EVB board meeting attended and $300 for each committee meeting attended. The Chairman of the EVB board, who also serves as our Chairman of the Board, receives an additional $500 per month retainer. Directors do not receive additional compensation for executive sessions held as part of each EVB Board meeting. Total directors’ fees paid to our directors, including EVB directors and advisory directors, by EVB were $205,515 in 2009 and $254,600 in 2008.
(4)	Directors Cox, Fiore, Johnson and Kilduff joined the Company’s board in February 2010. Thus all compensation for these directors was from their service on the EVB board.
(5)	The values in this column are the grant date fair values of stock awards to directors computed in accordance with FASB ASC Topic 718. Each EVB board member receives a retainer fee in the form of a grant of 500 shares of our stock. That grant is based on the June 30 fair market value of our stock each year. In 2009 that fair market value was $8.31 per share, determined as the closing price of our stock on July 1, 2009. The total value of the grant to our directors for EVB board service was $54,015 in 2009 and $72,000 in 2008.

OWNERSHIP OF STOCK

Security Ownership of Certain Beneficial Owners

The following table sets forth as of March 5, 2010 (unless otherwise noted), certain information with respect to the only person known by us to beneficially own more than five percent of outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount And Nature Of Beneficial Ownership	Percent Of Class (1)

Wellington Management Company, LLP (2) 75 State Street Boston, Massachusetts 02019	450,303	7.57%

(1)	Based on 5,945,593 shares of common stock issued and outstanding on March 5, 2010.
(2)	According to a Schedule 13G filed with the Securities and Exchange Commission on February 12, 2010, power to vote 356,937 shares Wellington Management Company, LLP reported that it had shared and shared power to dispose of 450,303 shares of our common stock.

Security Ownership of Management

The following table sets forth, as of March 5, 2010, certain information with respect to the beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, all of whom are also director nominees, by each of the current executive officers named in the “Summary Compensation Table” below and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

The business address for our directors and executive officers is 330 Hospital Road, Tappahannock, Virginia 22560.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (%) (2)
W. Rand Cook	9,599		*
W. Gerald Cox	9,765		*
Michael E. Fiore	4,445	(3)	*
F. L. Garrett, III	28,003		*
Ira C. Harris	5,233		*
F. Warren Haynie, Jr	10,438		*
Eric A. Johnson	18,477		*
W. Leslie Kilduff, Jr.	15,850		*
William L. Lewis	23,754		*
Charles R. Revere	8,147		*
Joe A. Shearin	35,795	(4)	*
Howard R. Straughan, Jr.	99,398		1.67%
Leslie E. Taylor	6,023		*
Jay T. Thompson, III	33,456	(3)	*
Ronald L. Blevins	19,198	(5)	*
Joseph H. James	14,738	(7)	*
James S. Thomas	9,186	(6)	*
			*
All present executive officers and directors as a group (17) persons	351,505		5.91%

(1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly more than one person may be deemed to be a beneficial owner of the same securities. A person is deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicated by footnote, the named individuals have the sole voting and investment power with respect to beneficially owned shares of stock.
(2)	Based on 5,945,593 of Common Stock issued and outstanding on March 5, 2010.
(3)	Includes options exercisable for 500 shares, out of the money.
(4)	Includes options exercisable for 14,022 shares, out of the money and 9,500 shares of restricted stock.
(5)	Includes options exercisable for 7,400 shares, out of the money and 3,600 shares of restricted stock.

(6)	Includes options exercisable for 3,500 shares, out of the money and 3,600 shares of restricted stock.
(7)	Includes options exercisable for 7,400 shares, out of the money and 4,600 shares of restricted stock.

Exercisable options classified as out-of-the money were granted to directors and executive officers as shown in the table below:

Date	Fair Market Value	Option Shares to Directors and Executive Officers	Total Option Shares Granted
4/1/2002	$16.10	4,695	32,555
9/15/2003	28.60	5,765	31,500
7/1/2004	19.915	9,000	44,575
7/1/2005	20.565	13,362	59,712

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2009, all filing requirements applicable to its officers and directors were satisfied.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction—Below is a discussion of the philosophy, the strategy and the major details of our approach to compensating senior management. This approach has been developed under the direction and oversight of the Compensation Committee of EVB (the “Committee”), with assistance from an independent compensation consultant and with input from management.

Our Executive Management is expected to design and execute our business plan that leads to superior returns for shareholders. Following this discussion, you will find tables containing detailed information concerning compensation earned or paid for 2009 and prior years to our “named executive officers”.

•	Joe A. Shearin – President and Chief Executive Officer of the Company and EVB

•	Ronald L. Blevins – Chief Financial Officer of the Company and Executive Vice President/CFO of EVB

•	Joseph H. James, Jr. – Chief Operations Officer of the Company and Senior Executive Vice President/Chief Operating Officer of EVB

•	James S. Thomas – Chief Credit Officer of the Company and Executive Vice President/Chief Credit Officer of EVB

The discussion below is intended to help you understand the information provided in tables that follow and provide context for our overall executive compensation program.

Objective—The primary objective of our executive compensation program is to assure that we have competent and motivated Executive Management to lead the Company. To accomplish this objective, we must provide competitive levels of compensation to attract retain and reward outstanding executives. The banking industry is very competitive, and excellent leadership is vital to achieving superior returns for our shareholders. To that end, we believe that:

•	Our Executive Management should have compensation opportunities at levels that are competitive with peer institutions.

•	Total compensation should include significant “at risk” components that are linked to annual results, as well as to longer term performance.

•	Stock-based compensation should form a key component of total compensation as a means of aligning the interests of key executives with those of our shareholders.

Discussion of Our Approach—Our general approach is to provide executive compensation consistent with promoting shareholder value. To this end, the Committee designs compensation plans and incentives to link the financial interests of the Company’s executive officers to the interests of shareholders, to support the Company’s long-term goals, to tie compensation to the Company’s performance and to attract, retain and motivate talented leadership. The Committee has retained Titan Group, LLC, an independent compensation consultant, to assist it in developing and administering its executive compensation program.

The Compensation Committee operates under a charter adopted by the EVB Board, which outlines its duties and authority, and is guided by an Executive Compensation Philosophy and Strategy statement which provides an overall blueprint for developing and administering executive compensation programs. In addition, for 2009 and subsequent years, as a result of the Company’s sale of preferred shares to the Department of Treasury as discussed later in this section, the Committee and the Company will comply with legal and contractual terms affecting the executive compensation process.

We rely upon the following principles in structuring compensation arrangements for our management team:

1.	Benchmarking—Our stated goal is to provide base salaries, incentive compensation both long-term and short-term and benefits for our executives that are competitive with that offered by comparable Virginia banking institutions. In order to determine competitiveness in the marketplace, we relied in 2009 and plan to rely in 2010 upon an analysis of peer institutions, similar in asset size and corporate structure, prepared by Titan Group, LLC. The members of this peer group include:

Access National Corporation

American National Bankshares, Inc.

C & F Financial Corporation

Cardinal Financial Corporation

Commonwealth Bankshares, Inc.

Community Bankers Trust, Inc.

Middleburg Financial Holdings, Inc.

Monarch Financial Holdings, Inc.

National Bankshares, Inc.

Old Point Financial Corporation

Shore Bankshares, Inc.

Valley Financial Corporation

After careful review by the Committee, seven institutions included in the peer group previously were renamed, replaced or removed, generally as a result of their reorganization or merger. Half of the institutions comprising the current peer group received TARP investments from the Department of Treasury

We believe that total compensation for our CEO should approach the 75th percentile because of his continued outstanding leadership in integrating and consolidating our organization, and positioning us for above average performance compared to that of the average of our peer group discussed above. For our management team total compensation should near the 50th percentile of our peer group.

2.	Allocation of Elements of Compensation—We believe that the weighting of elements of total compensation (specifically salary, annual bonus and long term incentives) should vary somewhat within the management group in order to reflect more closely the role of each senior manager and his or her ability to influence performance. (See Matrix in Annual Bonus discussion below.) The weighting of these elements of compensation for our management team currently approximates the weighting of others in our peer group, with salary comprising slightly more than 70%. Over time, and subject to the constraints imposed by TARP, we expect to shift the weighting of total compensation more toward variable compensation (annual bonus and long term incentives).

3.	Pay for Performance—To promote shareholder value, we are continuing to focus on performance-based incentives. In 2007, we reviewed and revised our annual bonus program and introduced a long-term incentive program for our management team consistent with this principle.

Elements of Compensation—The Company uses the following elements of compensation and benefits to recruit, retain and reward its key executives:

1.	Salary—A competitive salary for key executives is essential. Furthermore, flexibility to adapt to the particular skills of an individual or the specific needs of the Company is required. In February or March, Mr. Shearin presents to the Committee salary adjustments for the year for executive management, other than himself, based on performance of the Company and of the specific individuals. The Committee reviews the recommendations, makes any further adjustments and approves the changes. Mr. Shearin’s salary is reviewed by the Compensation Committee in executive session and approved. The employment agreements between the Company and certain members of Executive Management are discussed later in this section. Salary levels for 2009 and 2010 were determined by comparison with peer group salaries for comparable executive positions. Performance compared to peer group and the factors discussed in the matrix under Annual Bonus below are considered in decisions to adjust salaries by Mr. Shearin and the Compensation Committee.

As a result of unprecedented economic turbulence that affected the industry and Company, Mr. Shearin recommended and the Committee approved suspending the practice of merit increases for 2009. The Committee has approved a merit increase program for 2010.

2.	Annual Bonus—We offer key executives an opportunity to receive an annual bonus of up to 25 percent of salary. At the beginning of the year the maximum amount of bonus for each executive is set by the Committee for the CEO, and by the CEO for other members of Executive Management. The purpose of this plan is to target specific year-over-year results. During 2008, we revised the plan to incorporate the following performance measurements: regulatory compliance, financial reporting, budget compliance, credit quality, asset growth, net income growth and critical factors. The same plan was in effect for 2009. The specific weighting of these factors for each executive varies, depending upon his or her responsibilities. For example, Mr. Shearin’s bonus for 2009 would have been, but for the prohibition on paying incentive compensation imposed by TARP, based 15% on regulatory compliance, 15% on budget compliance, 15% on net income growth, 20% on asset growth, 15% on credit quality and 20% on critical factors (individual goals set by the Committee). For others in executive management, the mix and the weight components vary. At a meeting of the Committee, usually in February, Mr. Shearin proposes the actual bonus amounts for the year ending the preceding December for key executives, other than himself. The Committee reviews the performance metrics based on worksheets prepared by the CEO.

Annual bonus metrics for each of the named executives is provided in the table below:

	Percent Weighting by Position
Metric	CEO	COO	CFO	CCO
Regulatory compliance	15	15	15	15
Financial reporting			20
Budget compliance	15	15	15	10
Credit quality	15	15		25
Asset growth	20	20	20	15
Net income	15	15	15	15
Critical factors	20	20	15	20

Target performance for 2009 for each of the metrics listed above was:

•

Regulatory compliance – Adherence to regulatory and audit requirements with unqualified opinion from registered public accounting firm and satisfactory rating from regulatory authorities. This performance target was met in 2009.

•	Financial Reporting – Timely and accurate reporting to the SEC, FRB and board without adverse comment. This performance target was met in 2009.

•	Budget compliance – Compliance with division and department-specific budgets. This performance target was not met in 2009.

•	Credit quality – Maintain credit quality above the average of named peer group. This performance target was believed to have been met in 2009, but some peer group data is not yet available.

•	Asset growth – Average assets of $1.070 billion. In 2009, our average assets were $1,099.2 billion, or 103% of the target.

•	Net income – Net income of $5.91 million. In 2009, our net loss (before payment of preferred dividend) was $8.8 million. This performance target was not met in 2009.

•	Critical factors are at the individual level and in many cases include confidential information. However all individual critical factors were achieved.

Although calculation of a bonus is based on a formula including specific metrics, payment of a bonus is discretionary. Under normal circumstances, members of Executive Management, other than Mr. Shearin who was barred under TARP regulations from receiving a bonus) who had met some or all of their objectives would have received some portion of a bonus in 2009. However, because of unprecedented economic turbulence that affected the financial industry and the Company, Mr. Shearin proposed, and the Committee agreed, that no bonus be paid for 2009.

3.	Stock-Based Compensation- No options were granted to any of the named executives in 2009. The Company adopted FAS 123 in 2002 and has expensed all stock options from the implementation of our initial stock option plan. Because of changes in accounting rules effective in 2005 that require expensing of stock options, we believe that restricted stock awards, both time-vested and performance-vested, will be the preferred form of stock incentive for the future.

In 2007, our shareholders approved the 2007 Equity Compensation Plan which authorized the granting of up to 400,000 shares of Company stock in the form of options, stock grants, stock appreciation rights and other awards. The Committee approved restricted stock grants in 2009, under the Company’s current Long Term Incentive Plan for members of Executive Management (other than Mr. Shearin). Consistent with the principle of pay for performance, one-half of the grants will vest if, and only if, either earnings per share or return on equity equals or exceeds the median of institutions in our peer group for the year ending December 31, 2011. The other half of the awards vest ratably (20% per year) over time of employment.

In February, 2010 the Committee adopted a form of long term incentive permitted by TARP regulations and affirmed a grant of 8,000 shares to Mr. Shearin for his service in 2009. For 2010, and for as long as the Company remains subject to TARP Regulations, the Committee intends to grant stock awards, if any, to Executive Management in accordance with the following terms and conditions stated below. For 2009, these terms and conditions applied only to Mr. Shearin.

1.	Value of the Grant: A grant cannot exceed in value 33 1/3% of an executive’s “total compensation” as defined under TARP Regulations.

2.	Minimum Vesting: An executive shall have no vesting in any award unless he continues in service with the Company for at least two years following the date of grant.

3	Graduated Vesting: A grant of stock shall vest (and shares become transferable) upon the repayment (as of December 31 of the year of repayment) to the United States Treasury of the “aggregate financial assistance received” by the Company under the TARP/CPP program as follows:

	% Repayment	% Vested
a.	25%	25%
b.	50%	50%
c.	75%	75%
d.	100%	100%

4.	Employment Agreements—Assuring the continued service of key executives is essential to the successful future of the organization. Employment agreements and management continuity agreements (which help retain key executives during a possible change of control situation) assist the Company by providing security to key executives. Base salary figures presented in the individual contracts below were determined by the executive’s base salary at the time that the contract was executed.

The Company and each of Joe A. Shearin, Joseph H. James, Ronald L. Blevins and James S. Thomas are parties to an employment agreement entered into as of January 1, 2008, March 4, 2008, March 4, 2008 and January 10, 2008, respectively. Mr. Shearin’s employment agreement provides for him to serve as our President and Chief Executive Officer and President of EVB and provides for an initial base salary of $285,000. His employment agreement is for a rolling three-year term. Mr. James’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $139,100. Mr. Blevins’s employment agreement provides for him to serve in an executive officer capacity and provides for an initial base salary of $122,000. Mr. Thomas’s employment agreement provides for him to serve in an executive officer capacity at an initial base salary of $126,500. The board of directors, in its discretion, may increase the base salary of each of Messrs. Shearin, James, Blevins and Thomas. The employment agreements with Messrs. James, Blevins and Thomas currently terminate on December 31, 2010; however, each December 31, the term of their employment agreements will be renewed and extended by one year, unless notice of termination has been provided prior to such time.

Each employment agreement may be terminated by the Company with or without cause. If the officer resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to receive a monthly payment equal to one-twelfth his rate of annual base salary in effect immediately preceding such termination for the remainder of the term of the agreement. If the officer’s employment terminates for good reason or without cause within one year of a change in control of us, he will be entitled to severance payments approximately equal to 299% of his annualized cash compensation for a period that precedes the change in control as determined under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Each agreement also contains a confidentiality provision without a time limit and a covenant not to compete that is in effect while the individual is an officer and employee and for a 12-month period after the termination of his employment.

Each executive who currently has an employment agreement with the Company has entered into a “consent” letter agreement by which he or she accepts the terms and conditions imposed as part of the Company’s participation in the Capital Purchase Program under TARP and further agrees to make any additional conforming amendments to his or her employment or change of control agreement. Conditions of this “consent” letter are discussed later in this section.

5.	Perquisites—We provide perquisites in the form of personal commuting use of a company car to the CEO and COO, having an aggregate value not exceeding $10,000. We do not provide perquisites to other listed executives that are not generally available to all employees on a nondiscriminatory basis.

6.	Supplemental Retirement Benefits – We think that a supplemental retirement plan plays an important role in providing “pension equity” and in retaining key executives. We intend for employees generally, including key executives, to receive a combined retirement benefit from Social Security, qualified retirement plans of the Company and, if necessary, supplemental nonqualified arrangements approximating 70% of their pre-retirement income. For that reason, effective January 1, 2008 we adopted a supplemental Executive Retirement Plan which currently covers Mr. Shearin as its only participant, as his retirement benefit from other sources is projected to fall short of the replacement target. The Plan provides for a benefit at age 67 of $155,000. Full vesting occurs only at age 67, with partial vesting of approximately 5% for each year of service after age 52. Benefits are payable monthly for 15 years. There is no pre-retirement death benefit, but a beneficiary can be named to receive the remaining payments for the 15-year period after benefits have commenced.

In January 2009, the Company elected to participate in the United States Department of the Treasury’s Capital

Purchase Program, commonly known as “TARP”. The Company issued shares of its preferred stock and a warrant to purchase 373,832 shares of our common stock at a price of $9.63 per share to the Treasury in return for $24 million.

As a result of our participation in TARP, we became subject to the limits on executive compensation contained in Section 111 of the Emergency Economic Stabilization Act of 2008. First, our senior executive officers, including Messrs. Shearin, Blevins, James and Thomas, and our next twenty most highly compensated employees are subject to a “clawback” which will require repayment of any bonus or incentive compensation if it is later proven that the payment was based on statements of earnings, gains or other criteria that were materially inaccurate. Second, we are prohibited from paying any severance payments to our senior executive officers and our next five most highly compensated employees. Third, we are prohibited from paying or accruing any bonus payment to Mr. Shearin, our most highly compensated employee, except for (i) an award of long-term restricted stock with a value not exceeding on-third of his annual compensation and (ii) a payment contractually required to be paid and to which he had a legally binding right as of February 11, 2009. Finally, we agreed not to claim any federal income tax deduction for compensation in any year in excess of $500,000 to any senior executive officer.

Conclusion- During 2010, we anticipate that the Committee, with assistance from independent consultants, will continue its ongoing administration and evaluation of our executive compensation approach consistent with our philosophy which aligns with our business plan.

Compensation Committee Report

The Compensation Committee of the EVB Board of Directors consists entirely of independent directors. The Compensation Committee is composed of Chairman Howard R. Straughan, Jr., F. L. Garrett, III, Ira C. Harris, Ph.D./CPA, Eric Johnson, and Leslie E. Taylor. The Committee administers the Bank’s executive compensation program and establishes the compensation of the Bank’s executive officers.

The Committee reviewed management’s Compensation Discussion and Analysis (“CDA”) and based on that review, the Committee recommended to the Board of Directors that the CDA be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

As required by Treasury Regulations, the Committee conducted detailed discussions, evaluations and reviews with the Company’s “Senior Risk Officer” of “employee compensation plans” sponsored by the Company on February 17, 2009 and November 9, 2009. The plans reviewed are listed below:

Company’s Compensation Plan, Executives Officers LTIP Plans, Refer-a-Friend Program, Commission Incentive Plans, Commercial and Retail Incentive Plans

The purpose of the discussion, evaluation and review is to ensure that the plans (1) do not encourage Senior Executive Officers (SEOs) to take unnecessary and excessive risks that threaten the value of the business, (2) do not expose the Company to unnecessary risk, and (3) do not encourage the manipulation of reported earnings of the Company to enhance the compensation of any of the Company’s employees.

As a result of these reviews, the Committee determined that potential incentive compensation comprises a small portion of the total compensation of Company employees generally and only a modest portion of that of SEOs. The Committee found that incentives for employees were closely tied to specific, well-monitored performance goals closely related to the job descriptions for eligible employees. Performance metrics for incentive compensation plans for SEOs are established in advance; they combine total Company goals tied to shareholder value (for example, “asset growth” and “net income”) with specific responsibilities of the SEO (for example, “credit quality” and “budget compliance”); they are reviewed and evaluated in a process that is overseen by the CEO and the Committee; and, by using multiple metrics, we believe that the SEOs will not be encouraged to take unnecessary or excessive risks.

The compensation committee has reviewed, at least every six months, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Eastern Virginia Bankshares, Inc. to enhance the compensation of an employee, and has limited any such features.

The compensation committee certifies that: (1) It has reviewed with the senior risk officer the senior executive officers (SEOs) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Eastern Virginia Bankshares, Inc. (2) It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit unnecessary risks these plans pose to Eastern Virginia Bankshares, Inc. and (3) It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Eastern Virginia Bankshares, Inc. to enhance the compensation of any employee.

This report is submitted on February 10, 2010 by the members of the Compensation Committee of the Board of Directors of EVB.

The Compensation Committee
Howard R. Straughan Jr., Chairman	F. L. Garrett, III
Eric Johnson	Ira C. Harris
Leslie E. Taylor

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member. The CEO attends Committee meetings that discuss matters not directly related to the CEO, but is not a voting member of the Committee.

Compensation

The following table shows, for the fiscal years ended December 31, 2009, 2008 and 2007, the total compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the “named executive officers” in all capacities in which they served:

Material terms of Plans that govern awards included in the summary compensation table, the relationship of salary and bonus to total compensation and material terms of certain employment agreements including post-termination payments are discussed in the “Compensation Discussion and Analysis”.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Year	Salary Bonus		Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings (3)	All Other Compensation (4)	Total

Joe A. Shearin President and Chief Executive Officer and director of the Company and EVB	2009	$297,654	$—	$44,320	$—	$14,661	$14,250	$370,885
	2008	$299,550	$—	$—	$—	$11,982	$8,617	$320,149
	2007	$278,427	$68,329	$43,125	$—	$26,778	$4,889	$421,548

Ronald L. Blevins Chief Financial Officer of the Company and Executive Vice President of EVB	2009	$123,391	$—	$16,620	$—	$53,895	$5,850	$199,756
	2008	$128,667	$—	$—	$—	$67,174	$6,873	$202,714
	2007	$124,482	$24,058	$17,250	$—	$51,821	$4,136	$221,747

Joseph H. James, Jr. Chief Operations Officer of the Company and Executive Vice President of EVB	2009	$127,717	$—	$22,160	$—	$13,662	$11,715	$175,254
	2008	$144,337	$—			$10,910	$7,711	$162,958
	2007	$136,122	$27,013	$17,250	$—	$27,980	$4,832	$213,197

James S. Thomas Executive Vice President - Chief Credit Officer of EVB	2009	$124,230	$—	$16,620	$—	$3,670	$9,772	$154,292
	2008	$129,717	$—	$—	$—	$5,774	$6,942	$142,433
	2007	$118,967	$24,554	$17,250	$—	$18,699	$4,357	$183,827

(1)	Value reported for stock awards for 2009 is the grant date fair value for the total of time vested shares plus the expected outcome of performance-based shares. The performance-based expected outcome would result in 1/3rd of actual performance-based shares vesting. If maximum performance is achieved for 2011, the maximum potential value of the 2009 grant would change to $66,480, $24,930, $33,240 and $24,930, respectively, for Messrs. Shearin, Blevins, James and Thomas. There were no restricted shares granted in 2008. The 2007 grant data is the grant date fair value of the time-vested shares only. Performance-based shares granted in 2007 used an extremely aggressive target for vesting and the probable case was that no shares would vest.
(2)	No stock options were granted to the named executives in 2009, 2008 or 2007.
(3)	The change in pension value is based on a report by an independent actuarial firm. There are no deferred compensation agreements with any of the named executive officers.
(4)	All Other Compensation includes the Company’s 401-k match for 2009, 2008 and 2007. The value of perquisites for each executive does not exceed $10,000.
*	Note: 2/13/09 - Salary is gross salary which is medicare wages on the W-2 less election 83b. See payroll employee for gross salary which includes all withholdings for benefits. Bonus shown in table for prior year, but paid and in W-2 for current year must be deducted as is restricted stock election 83(b).

Stock Incentive Plan

The Company’s 2003 Stock Incentive Plan and 2007 Equity Compensation Plan provide for the granting of both incentive and non-qualified stock options and restricted stock awards to executive officers, key employees and directors of the Company and its subsidiaries. Terms of these Plans were disclosed in the Company’s 2003 Proxy Statement for the 2003 Stock Incentive Plan as filed with the Commission on March 24, 2003 and the 2007 Proxy Statement for the 2007 Equity Compensation Plan as filed with the Commission on March 21, 2007.

Grants of Plan-Based Awards

The following table contains information concerning awards of restricted stock to each of the named executive officers during the fiscal year ended December 31, 2009. We did not make any option grants or any other equity or non-equity incentive award, to our named executive officers during 2009.

Grants of Plan-Based Awards - Fiscal Year 2009

		Time Vesting Stock Awards: Number of Shares of Stock or Units	Performance Vesting Stock Awards Vesting Stock Awards Number of shares of Stock or Units			Grant Date Fair Value of Stock and Option Awards (1)
Name	Grant Date		Thershold	Target	Maxium

Joe A. Shearin President and Chief Executive Officer and director of the Company and EVB	7/1/2009	4,000	—	1,333	4,000	$44,320

Ronald L. Blevins Chief Financial Officer of the Company and Executive Vice President of EVB	7/1/2009	1,500	—	500	1,500	16,620

Joseph H. James, Jr. Chief Operations Officer of the Company and Executive Vice President of EVB	7/1/2009	2,000	—	667	2,000	22,160

James S. Thomas Executive Vice President - Chief Credit Officer of EVB	7/1/2009	1,500	—	500	1,500	16,620

(1)	The grant date fair value reported for 2009 stock awards includes the total grant date value of time-vested shares and the target (or expected outcome) of performance-based shares. The performance-based target outcome uses a scenario with 1/3rd of actual performance-based shares vesting in 2012 based on 2011 performance. If maximum performance is achieved for 2011, the potential number of shares could increase to 8,000, 4,000, 3,000 and 3,000 shares, respectively, and the fair value to $66,480, $24,930, $33,240 and $24,930, respectively, for Messrs. Shearin, Blevins, James and Thomas.

Outstanding Equity Awards at December 31, 2009

The following table indicates outstanding equity awards to the named executive officers as of December 31, 2009.

		Outstanding Equity Awards at December 31, 2009
		Option Awards				Stock Awards
								Equity Incentive Plan Awards
	Grant	Number of Securities Underlying unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of of Unearned Shares, Units or Other Rights That Have	Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Date	Exercisable	Unexercisable	Price	Date	Vested (2)	Vested (4)	Not Vested (3)	Not Vested (4)

Joe A. Shearin	4/1/2002	1,995	—	$16.10	4/1/2012	—	$—	—	$—
	9/15/2003	3,165	—	28.60	9/15/2013	—	—		—
	7/1/2004	4,000	—	19.915	7/1/2014	—	—		—
	7/1/2005	4,862	—	20.565	7/1/2015	—	—		—
	10/1/2006	—	4,725	21.16	10/1/2016	—	—		—
	12/20/2007	—	—	—		1,500	10,650	2,500	17,750
	7/1/2009	—	—	—		4,000	28,400	4,000	28,400

Ronald L. Blevins	4/1/2002	1,100	—	$16.10	4/1/2012	—	—	—	—
	9/15/2003	1,300	—	28.60	9/15/2013	—	—	—	—
	7/1/2004	2,000	—	19.915	7/1/2014	—	—	—	—
	7/1/2005	3,000	—	20.565	7/1/2015	—	—	—	—
	10/1/2006	—	3,500	21.16	10/1/2016	—	—	—	—
	12/20/2007	—	—	—		600	4,260	1,000	7,100
	7/1/2009	—	—	—		1,500	10,650	1,500	10,650

Joseph H. James, Jr.	4/1/2002	1,100	—	$16.10	4/1/2012	—	—	—	—
	9/15/2003	1,300	—	28.60	9/15/2013	—	—	—	—
	7/1/2004	2,000	—	19.915	7/1/2014	—	—	—	—
	7/1/2005	3,000	—	20.565	7/1/2015	—	—	—	—
	10/1/2006	—	3,500	21.16	10/1/2016	—	—	—	—
	12/20/2007	—	—	—		600	4,260	1,000	7,100
	7/1/2009	—	—	—		2,000	14,200	2,000	14,200

James S. Thomas	7/1/2004	1,000		$19.915	7/1/2014	—	—	—	—
	7/1/2005	2,500	—	20.565	7/1/2015	—	—	—	—
	10/1/2006		3,500	21.16	10/1/2016	—	—	—	—
	12/20/2007	—	—	—		600	4,260	1,000	7,100
	7/1/2009	—	—	—		1,500	10,650	1,500	10,650

(1)	All option grants vest four years after the date of grant. For options expiring in 2012, the vesting date was April 1, 2006. For options expiring in 2013, the vesting date was September 15, 2007. For options expiring in 2014, 2015 and 2016, respectively, the vesting dates are July 1, 2008, July 1, 2009 and October 1, 2010, respectively.
(2)	There are 3300 shares from the 2007 restricted stock awards that vest ratably (33.33% per year) over theee years beginning December 20, 2010. There are 9,000 shares from the 2009 restricted stock awards that will vest ratably (20% per year) over 5 years beginning July 1, 2010. For both the 2007 and 2009 awards, all shares would vest for an indivual immediately upon retirement at age 65 or later.
(3)	Half of the 2007 restricted share award was performance-based and would vest on June 30, 2010 if, and only if, very aggressive targets were achieved. Because those targets were not met, the remaining 5,500 performance based shares were forfeited in January 2010 as follows, Messers. Shearin 2,00 shares, Blevins 1,000 shares, James 1,000 shares and Thomas 1,000 shares. Half of the 2009 restricted share award was performance based and will vest on July 1, 2012 based on achievement of performance targets for 2011. Target performance equals the midpoint of the performance of our peer group identified earlier in this proxy. At the target performance one third of the performance based shares will vest, at 60% of peer group performance two thirds of the performance based shares would vest, and if our performance equals or exceeds 70% of peer group performance, all of the shares would vest, assuming the named executive officer continued employment through December 31, 2011.
(4)	The market value of restricted stock is based on the $7.10 closing price of a share of our Common Stock as reported on the NASDAQ Global Market on December 31, 2009.

Option Exercises and Stock Vested

The named executive officers did not acquire any shares upon exercise of an option in 2009.

Equity Compensation Plan

The following table summarizes information as of December 31, 2009, relating to our 2003 Stock Incentive Plan, pursuant to which grants, restricted stock awards or options to acquire shares of common stock may be granted from time to time. The 2007 Equity Compensation Plan which authorizes 400,000 shares of stock has not had any shares granted as of December 31, 2009.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans
Approved by Shareholders
2003 Stock Incentive Plan (2)	276,967	19.46	38,288
2007 Equity Compensation Plan(3)		—	400,000
Equity Compensation Plans
Not Approved by Shareholders (4)	—	—	—

Total	276,967	$19.46	438,288

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options.
(2)	The 2003 Stock Incentive Plan, amending and restating the 2000 Stock Option Plan, permits grants of stock options and restricted stock awards up to 400,000 shares and includes outstanding grants under the 2000 Stock Option Plan.
(3)	The 2007 Equity Compensation Plan permits grants of stock options and restricted stock awards up to 400,000 shares. No shares have been granted under this Plan
(4)	We do not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits Table

The Company has a defined-benefit pension plan provided through the Virginia Bankers Association Insurance Trust. Benefits are based on an employee’s final five year average salary at the time of retirement, normally at age 65. All active, full-time employees of the Company and its subsidiaries were eligible to participate in the plan through December 31, 2007 at age 21 with one year of service. Employees do not contribute to the plan, and a participant becomes 100% vested upon completion of five years of service. Employees of predecessor Hanover Bank as well as EVB Investments, Inc. became eligible to participate in the Plan as of October 1, 2003. Directors who are full-time employees are eligible for participation. The Company filed an 8-K with the SEC on February 4, 2008 reporting that it had amended its Defined Benefit Pension Plan on January 28, 2008. Under the terms of the amended Plan, balances under the Plan were frozen on December 31, 2007 for all Plan participants except that participants who were then age 55 or greater or had at least 10 years of service with the Company on October 1, 2007 will remain in the existing Plan and will receive future contributions. Named executive Blevins will remain in the Plan while the balances for James, Thomas and Shearin were frozen as of December 31, 2007. The present value of the accumulated benefit as listed below was calculated by our pension Sageview Consulting Group, LLC based on the assumptions listed below:

1.	discount rate 6.25% per year
2.	R P 2000 mortality table

The actuarial benefits for the named executive officers as of December 31, 2009 are presented in the table below:

Pension Benefits - Fiscal Year 2009

Name	Plan Name	Number of Years Credited Service (2)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Joe A. Shearin	(1)	6	$127,538	$—
Ronald L. Blevins	(1)	9	292,550	—
Joseph H. James, Jr.	(1)	7	118,344	—
James S. Thomas	(1)	4	61,150	—

(1)	VBA Master Defined Benefit Plan for Eastern Virginia Bankshares, Inc.
(2)	Named executives other than Blevins had their service years frozen at 2007 year end.

Potential Payments Upon Termination or Change in Control

Shown below are the estimated amounts which would have been payable under the four employment agreements in effect at December 31, 2009 if the executives had terminated (i) other than for cause and (ii) following a change of control as of December 31, 2009. Our employee contracts do not provide non-discriminatory benefits upon voluntary termination, death, disability or change in control other than that disclosed below. We do provide non-discriminatory life insurance benefits and provide disability coverage that employees can purchase at a group rate. Payment for termination without cause would be paid at the rate of one-twelfth (1/12) of base salary in each month for the remainder of the term of the agreement. If employment is terminated without cause or the employee resigns for good reason within one year after a change in control, the amount payable will be paid in a lump sum on or prior to the last day of employment or, at the employee’s option, in equal monthly installments for the remainder of the term of the agreement. Appropriate levels of employee agreement potential payments were based on an evaluation of what is appropriate in the community banking industry with particular focus on competitor banking companies in Virginia. Potential payments upon termination or change in control do not influence decisions regarding any element of compensation. There are material conditions and obligations applicable to payments upon termination or change in control as outlined under “Executive Compensation”. For additional information regarding employment agreements, see “Executive Compensation” above.

Name	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason

Joe A. Shearin	Post termination compensation	$906,300	$943,060
	Early vesting of restricted stock	—	85,200
	Early vesting of stock options	—	—

		$906,300	$1,028,260

Ronald L. Blevins	Post termination compensation	$130,000	$361,562
	Early vesting of restricted stock	—	32,660
	Early vesting of stock options	—	—

		$130,000	$394,222

Joseph H. James	Post termination compensation	$145,100	$453,285
	Early vesting of restricted stock	—	39,760
	Early vesting of stock options	—	—

		$145,100	$493,045

James S. Thomas	Post termination compensation	$130,000	$368,952
	Early vesting of restricted stock	—	32,660
	Early vesting of stock options	—	—

		$130,000	$401,612

The severance and change in control payments discussed above are limited by the regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations will only apply so long as the Treasury’s investment in our preferred stock remains outstanding.

Certain Relationships and Related Transactions

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates, on deposits and interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors and executive officers of the Company and EVB totaled $10.3 million at December 31, 2009, or 9.8% of the Company’s equity capital at that date.

There were no other transactions during 2009 between the Company’s directors or officers and the Company, nor are there any proposed transactions in which the amount involved exceeds $120,000. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof are a party that is adverse to the Company or any of its subsidiaries or involve a material interest adverse to the Company or any of its subsidiaries. Loans to related parties are approved by the EVB Board with the related party not present.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC AUDITORS

The Board of Directors has, upon recommendation by the Company’s Audit Committee, appointed the firm of Yount, Hyde & Barbour, P.C. as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010. Yount, Hyde & Barbour, P.C. audited the financial statements of the Company for the year ended December 31, 2009.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

AUDIT INFORMATION

Fees of Independent Registered Public Accounting Firm

Audit Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2009 and 2008, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $156,900 for 2009 and $124,550 for 2008.

Audit Related Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services and other consulting and research regarding financial accounting and reporting standards that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above were $11,910 in 2009 and $6,228 in 2008.

Tax Fees. The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2009 and December 31, 2008 were $8,050 and $7,750, respectively. During 2009 and 2008, these services included preparation of federal and state income tax returns.

All Other Fees. There were no other fees billed by Yount, Hyde & Barbour, P.C. during the fiscal years ended December 31, 2009 and December 31, 2008.

Independent Public Accountants’ Fee Table

	2009		2008
	Fees	Percentage	Fees	Percentage

Audit fees	$156,900	88.7%	$124,550	89.9%
Audit-related fees	11,910	6.7%	6,228	4.5%
Tax fees	8,050	4.6%	7,750	5.6%
All other fees	—	0%	—	0%

	$176,860	100%	$138,528	100%

Pre-Approved Services

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firms’ independence in the conduct of their auditing functions. The Audit Committee’s Charter, which was attached as Appendix B to the 2007 Proxy Statement, provides for pre-approval of audit, audit-related, tax and other services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Report of the Audit Committee

The Audit Committee of the Company consists entirely of directors who meet the independence requirements of the NASDAQ listing standards. The Audit Committee is composed of Chairman Leslie E. Taylor, CPA, F. Warren Haynie, Jr., Charles R. Revere, Howard R. Straughan, Jr. and Ira C. Harris, Ph.D. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Board of Directors has determined that Audit Committee Chairman Leslie E. Taylor, CPA, fulfills the applicable standard as an independent financial expert serving on the Audit Committee.

The Audit Committee met a total of 11 times during 2009. During the course of those meetings, the Audit Committee:

1.	Discussed with the independent auditor the independent auditor’s independence from the Company, including the provision of tax and other non-audit services to the Company and the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, (AICPA, Professional Standards Vol. 1. AO Section 380) as adopted by the Public Accounting Oversight Board in Rule 3200T and has concluded that the independent auditor is independent from the Company and its management.

2.	Reviewed and discussed with management and the internal auditor the audited financial statements for the year ended December 31, 2009.

3.	Reviewed with the independent auditor the written disclosures and the letter required by the applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

4.	Reviewed and discussed with the independent auditor the overall scope and plans for their respective audits.

5.	Discussed with the Company’s internal auditor, the scope and plans for their internal audit work, and received and discussed regular reports on the status of the audit work completed.

6.	Reviewed Internal Audit services provided by the firm of Fowler and Associates on an outsourced basis for the year 2009.

7.	Received regular updates on the status of the Company’s on-going compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

8.	Monitored on-going “whistleblower” procedures in compliance with Section 301 of the Sarbanes-Oxley Act of 2002.

9.	Provided Board oversight over the establishment of comprehensive risk management programs throughout the organization.

10.	Maintained a direct reporting relationship with the Chief Risk Officer of the Company, and received status reports at each meeting related to other on-going risk management activities within the organization, including but not limited to: internal control self-assessment, credit review, compliance, and regulatory activities within the organization.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

This report is submitted on March 2, 2010, by the members of the Audit Committee of the Board of Directors.

The Audit Committee
Leslie E. Taylor, CPA, Chairman	Howard R. Straughan, Jr.
F. Warren Haynie, Jr.	Ira C. Harris, Ph.D.
Charles R. Revere

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 2011 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at P. O. Box 1455, 330 Hospital Road, Tappahannock, Virginia 22560, no later than November 22, 2010, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2011 annual meeting of shareholders on Thursday, April 21, 2011.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2011 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2011 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2011 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2011 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of April 21, 2011 for the 2011 annual meeting of shareholders, the Company must receive any notice of nomination or other business no later than February 21, 2011 and no earlier than January 21, 2011.

OTHER MATTERS

THE COMPANY’S 2009 ANNUAL REPORT TO SHAREHOLDERS (“THE ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2009, AND THE COMPANY’S FINANCIAL STATEMENTS AS FILED WITH THE COMMISSION, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR 2009 FILED WITH THE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY, WHOSE ADDRESS IS P.O. BOX 1455, 330 HOSPITAL ROAD, TAPPAHANNOCK, VIRGINIA 22560. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIAL.

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

EASTERN VIRGINIA BANKSHARES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoint(s) F. Warren Haynie, Jr. and William L. Lewis, jointly and severally, proxies, with full power to act alone, and with full power of substitution to represent the undersigned and to vote, as designated below, all the shares of common stock of Eastern Virginia Bankshares, Inc. that the undersigned would be entitled to vote as of March 5, 2010, at the annual meeting of shareholders to be held on April 15, 2010, at Indian Creek Yacht & Country Club, 362 Club Drive, Kilmarnock, Virginia, at 4:00 P.M. or any adjournment thereof.

1. TO ELECT AS DIRECTORS ALL FOURTEEN NOMINEES LISTED BELOW.

W. Rand Cook

Charles R. Revere

F. L. Garrett, III

Joe A. Shearin

Ira C. Harris

Howard R. Straughan, Jr.

F. Warren Haynie, Jr.

Leslie E. Taylor

William L. Lewis

J. T. Thompson, III

W. Gerald Cox

Michael E. Fiore

Eric A. Johnson

W. Leslie Kilduff, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

For

Withhold

For All Except

2. To approve the following advisory

(non-binding) proposal:

RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the Rules of the Securities and Exchange Commission.

For

Against

Abstain

3. To act upon such other matters as may properly come before the meeting or any adjournment thereof. As of the date of this Proxy, management has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter properly comes before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, AND 2.

If you plan to attend the Annual Meeting of Shareholders in person, please indicate the number of individuals planning to attend.

Please be sure to date and sign this proxy card in the box below.

Date

Shareholder sign above

Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

EASTERN VIRGINIA BANKSHARES, INC.

c/o Registrar and Transfer

10 Commerce Drive

Cranford, NJ 07016

Please sign exactly as stock is registered. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN

THE PROXY CARD USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE

AVAILABLE ON-LINE AT:

http://www.bankevb.com/2010proxy

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